EXHIBIT 10.1
March 29, 2007
Mr. Peter J. Bocian
1024 Whispering Pines Lane
Dayton, OH 45458
Dear Pete:
I am pleased to offer you the position of executive vice president and cfo designate reporting to me at Starbucks Corporation, subject to approval by the Board of Directors. As a new partner, you have the opportunity to help create a legacy through your valuable contributions and you will soon be participating in various classes and immersion activities that will provide you information about Starbucks history, coffee, and culture. I value your passion for the organization and look forward to you joining the team on May 14, 2007.
Title/Transition
In order to allow time for you to complete your immersion before assuming the full responsibilities of chief financial officer, you will join Starbucks as executive vice president and cfo designate and remain in that role until October 1, 2007. At that time you will assume the role of executive vice president, chief financial officer, and chief administrative officer. You will report to me in both roles.
Here are the specifics of your offer:
You will be paid bi-weekly at a base salary that annualizes to $575,000.
Sign-on Bonus
You are guaranteed a one-time sign-on bonus of $500,000 less payroll taxes paid in full 30 days after your start date. Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata gross share (n/12 based on number of months worked) of the one-time sign-on bonus you received. Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plan.
Sign-On Stock Option Grant
You will be granted stock options to purchase 200,000 shares of Starbucks common stock under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to formal approval by the Compensation and Management Development Committee of the

Pete Bocian
March 29, 2007

Board of Directors. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of the grant. The grant date of your options will be effective in accordance with the Company’s option grant policy. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
Annual Bonus
For fiscal year 2007, your bonus will be guaranteed at a minimum 100% payout of $287,500 under the General Management Incentive Plan. For fiscal year 2008, you will participate in the Executive Management Bonus Plan for the full year. Your incentive target is 50% of your eligible base salary. This incentive is based on achievement of company, business unit/department, and individual performance goals. We will provide you with more information about the bonus plans and a copy of the plan documents. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
Stock Options
You will be granted stock options to purchase shares of Starbucks common stock with an economic value of $1,000,000 (USD) under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee and the Board of Directors when it approves the Company’s regular annual stock option grants in fiscal 2008. The annual grant occurs on the second business day after the Company releases its fiscal year-end earnings (i.e., currently expected to be on or about November 19, 2007). The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of the grant. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment. As an executive, you are not eligible for stock option grants under the Company-Wide Stock Option Plan (commonly referred to as “Bean Stock”).
Insider Trading
As an executive, with access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you and you will be required to sign a certificate indicating that you have read and understand the policy.

Pete Bocian
March 29, 2007

Management Deferred Compensation Plan
You are eligible to participate in the Management Deferred Compensation Plan (MDCP). The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive general information and enrollment materials at your home address as soon as administratively possible after your start date on U.S. payroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
COBRA
Should you elect COBRA (continuation of health coverage) from your previous employer, Starbucks will pay your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits (approximately 3 months following hire). Once you have signed up for COBRA coverage (within 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two times your annualized base pay (for a total of five times pay) to a maximum life insurance benefit of $2,000,000.
Severance
If your employment is terminated by the Company during your first 12 months at Starbucks for any reason other than for cause, you will receive a lump sum severance pay, equivalent to one year’s base salary, less applicable taxes, within 30 days.
Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.
Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are

Pete Bocian
March 29, 2007

notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please contact Kelley Hardin at (206) 318-7756.
Relocation Benefits
Details of relocation benefits will follow under separate cover.
Please Note: Should you voluntarily terminate your employment with Starbucks Corporation during the first year, you will be responsible for reimbursing Starbucks for a pro-rata share of all relocation expenses incurred by Starbucks on your behalf.
Section 409A
The terms of this letter are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and official guidance issued thereunder, to the extent Section 409A applies. Notwithstanding any other provision of this letter to the contrary, this letter will be interpreted and applied in a manner consistent with that intention, and will be deemed to be amended (and any deferrals and distributions hereunder will be deemed to be modified) to the extent Starbucks determines it necessary (a) to comply with Section 409A, including any regulations and official guidance issued thereunder, or exceptions thereto, as applicable, and (b) to avoid the predistribution inclusion in income of amounts deferred under this letter and the imposition of any additional tax or interest with respect to such amounts.
Additional Information
Attached to this letter is Your Special Blend, an overview of Starbucks benefits, savings and stock programs. If you have questions regarding these programs or eligibility, please call Starbucks Partner Contact Center at 1-866/504-7368. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice.
You will receive a Partner Information & New Hire Paperwork booklet that includes an I-9 form and your new hire paperwork. To complete the I-9 form, please bring appropriate identification as described on the enclosed Lists of Acceptable Documents with you on your first day. Please remember that this offer is contingent upon you providing proof of your eligibility to work in the United States. This offer is also contingent on the satisfactory completion and review of your background inquiry.
Additionally, on your first day, you will receive, and are required to sign an Insider Trading, Confidentiality Policy and Procedures document, and a Confidentiality and Invention Agreement as a condition of employment.

Pete Bocian
March 29, 2007

Your position also requires you sign a Non-Competition Agreement. Enclosed are two copies. Please review and sign both copies of the Non-Competition Agreement, this letter and the Acknowledgement form, and return one copy of each document to Connie Williams.
Your employment with Starbucks Corporation is ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I am excited to welcome you as a partner and look forward to working with you. If you have any questions, please call me at 206-318-8575.
Warm regards,
/s/ Jim Donald
Jim Donald
president & chief executive officer

cc:	partner file Stock Administration (S-HR3)
Connie Williams / Kristi Bar

Enc.	Non-Competition Agreement
I accept employment with Starbucks Corporation, and its wholly owned subsidiaries, according to the terms set forth above.

/s/ Peter J. Bocian	April 2, 2007
Peter J. Bocian	Date